Filed Pursuant to Rule 424(b)(3)

File Number 333-172865

Prospectus Supplement No. 1

(To prospectus dated June 10, 2011)

Augme Technologies, Inc.

3,462,215 Shares of Common Stock

$0.0001 par value

This Prospectus Supplement No. 1 supplements and amends the prospectus dated June 10, 2011 (the “Final Prospectus”).  This Prospectus Supplement No. 1 should be read in conjunction with the Final Prospectus and may not be delivered or utilized without the Final Prospectus.

On July 12, 2011, Augme Technologies, Inc. filed with the Securities and Exchange Commission its quarterly report for the quarter ended May 31, 2011.

The date of this Prospectus Supplement No. 1 is July 21, 2011.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended May 31, 2011

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                     to

Commission File Number 333-57818

AUGME TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	20-0122076
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

43 WEST 24th STREET, 11th Floor

NEW YORK, NY 10010

(Address of principal executive offices)

(Zip Code)

(855) 423-5433

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☐ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer. See definition of “accelerated filer,” and “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of July 11, 2011 the issuer had 69,920,826 shares of common stock, par value $.0001, issued and outstanding.

AUGME TECHNOLOGIES, INC.

BALANCE SHEETS

(UNAUDITED)

	May 31,	February 28,
	2011	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$9,902,802	$11,182,356
Accounts receivable, net of allowance for Doubtful accounts of $83,263 and $99,657, respectively	2,767,962	2,025,294
Prepaid expenses and other current assets	100,433	132,197
Total current assets	12,771,197	13,339,847

Property and equipment net of accumulated depreciation of $1,142,444 and $1,058,728, respectively	487,248	570,964
Goodwill	13,106,969	13,106,969
Intangible assets, net of accumulated amortization of $2,319,608 and $2,150,792, respectively	5,414,718	4,945,545
Deposits	140,297	67,551

TOTAL ASSETS	$31,920,429	$32,030,876

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,195,647	$708,824
Accrued liabilities	66,657	31,305
Deferred revenue, current	1,993,967	1,190,151
Total current liabilities	3,256,271	1,930,280

Total liabilities	3,256,271	1,930,280

STOCKHOLDERS’ EQUITY:
Common stock, $.0001 par value; 100,000,000 shares authorized; 69,838,604 and 68,816,131 shares issued and outstanding, respectively	6,984	6,882
Additional paid-in capital	72,626,807	70,046,761
Accumulated deficit	(43,969,633)	(39,953,047)
Total stockholders’ equity	28,664,158	30,100,596

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$31,920,429	$32,030,876

See accompanying notes to the financial statements.

AUGME TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended
	May 31,	May 31,
	2011	2010

REVENUE	$1,205,786	$286,323

COST OF REVENUE:
Production and service delivery costs	362,932	233,327

OPERATING EXPENSES:
Selling, general, and administrative	2,979,050	927,039
Stock, option and warrant expense	1,642,233	615,018
Depreciation and amortization	252,532	247,459

Total operating expenses	4,873,814	1,789,516

LOSS FROM OPERATIONS	(4,030,960)	(1,736,520)

OTHER INCOME
Interest income, net	14,374	10

NET LOSS	$(4,016,586)	$(1,736,510)
BASIC AND DILUTED NET LOSS PER SHARE:
Loss from operations	$(0.06)	$(0.03)

NET LOSS PER SHARE – basic and diluted	$(0.06)	$(0.03)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic and diluted	69,414,383	57,281,982

See accompanying notes to the financial statements.

AUGME TECHNOLOGIES, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MAY 31, 2011

(UNAUDITED)

	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balances, February 28, 2011	68,816,131	$6,882	$70,046,761	$(39,953,047)	$30,100,596
Common stock issued for cash for:
Option and warrants exercise	855,476	85	937,830	—	937,915
Common stock issued for:
Cashless option exercise	166,997	17	(17)	—	—
Employee stock option expense			1,081,823	—	1,081,823
Warrant expense			560,410	—	560,410
Net loss			—	(4,016,586)	(4,016,586)
Balances, May 31, 2011	69,838,604	$6,984	$72,626,807	$(43,969,633)	$28,664,158

See accompanying notes to the financial statements.

AUGME TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

(UNAUDITED)

	THREE MONTHS ENDED
	May 31,	May 31
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,016,586)	$(1,736,510)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	252,532	247,459
Bad debt expense	25,106	—
Stock option and warrant expense	1,642,233	512,296
Warrants granted for services	—	102,722
Changes in operating assets and liabilities:
Receivables	(767,774)	(7,159)
Prepaid expenses and other current assets	(72,746)	(46,026)
Deposits	31,764	—
Accounts payable and accrued expenses	522,175	(276,426)
Deferred revenue	803,816	(127,492)
Net cash used in operating activities	(1,579,480)	(1,331,136)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property and equipment	—	(104,118)
Capitalization of software development costs	—	(11,312)
Cash Paid for Patent defense costs	(637,989)	—
Net cash used in investing activities	(637,989)	(115,430)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sale of common stock	—	—
Proceeds received from the exercise of stock options and warrants	937,915	7,500
Net cash provided by financing activities	937,915	7,500

NET CHANGE IN CASH AND CASH EQUIVALENTS	(1,279,554)	(1,439,066)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,182,356	1,617,573
CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,902,802	$178,507

SUPPLEMENTAL CASH FLOW INFORMATION:

Interest paid	$—	$—
Income taxes paid	—	—

See accompanying notes to the financial statements.

AUGME TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 - ORGANIZATION AND BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of Augme Technologies, Inc. (“Augme”) have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto contained in Augme’s Annual Report filed with the SEC on Form 10-K.

In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. Certain prior year amounts have been reclassified to be consistent with the current period classification.  The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements that would substantially duplicate the disclosures contained in the audited financial statements for the fiscal year ended February 28, 2011 as reported in Form 10-K have been omitted.

Revenue Recognition Policy

The Company provides access to its AD LIFE™ mobile marketing platform and services through term license fees, support fees, and mobile marketing campaign fees.  The contracts generally include multiple elements as part of the overall service delivery and revenues are generally recognized over the term of the contract.  The Company also offers professional services related to the strategy and execution of mobile marketing campaigns.  Professional services revenue is recognized as the services are performed as these services have value on a standalone basis, do not involve unique acceptance criteria and have a fair value that can be obtained as the other services are generally sold without professional services.

Contracts may include multiple deliverables such as production and delivery of media content, hosting, fees from content retention, delivery or placement of mobile or online advertising content.  Contracts may also include multiple deliverables such as custom software creation, audio production, and delivery of online media content or hosting. Revenues from multiple delivery contracts for the production and delivery of online media content and hosting are recorded pro-rata over the term of the media content production, delivery or hosting period.

Revenues from the creation of custom software are generally a component of contracts that include hosting and/or production and delivery services. Software revenues are recorded when the software is completed and accepted by the client if the software has free standing functionality, the fee for the software is separately determinable and the Company has demonstrated its capability of completing any remaining terms under the contract. Otherwise all revenues under the multi-deliverable contracts are recorded pro rata over the term of the production and content delivery or hosting period.

Fees for producing interactive advertising content are based upon a fee for the production and hosting of the advertising content and/or a percentage of the fees paid by third party advertisers. Fees from third parties for the production and hosting of the advertising content are recorded pro rata over the related hosting period. Fees representing a percentage of the fees paid by third party advertisers for advertising on third party or company websites are recorded when the contractual criteria has been met and amounts are due from third party advertisers.

Accounting Standards Codification

In July 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles,” which is codified in the ASC under Topic 105, “Generally Accepted Accounting Principles” (“ASC Topic 105”). ASC Topic 105 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States (the GAAP hierarchy). ASC Topic 105 shall be effective for financial statements issued for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASC Topic 105 during the third quarter of 2009.

Subsequent Events Accounting and Disclosure

During the second quarter of 2009, in accordance with U.S. GAAP, the Company adopted the standards on subsequent events. This pronouncement establishes standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued. Subsequent events have been considered in this filing through July 8, 2011. See Note 4 — Subsequent Events for details.

Fair Value Measurements

The Company has adopted the ASC standards of Fair Value Measurements and Disclosures for all its financial instruments. The standards establish a three-level valuation hierarchy for disclosure of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:

• Level 1 — Quoted prices (unadjusted) for identical assets or liabilities in active markets

• Level 2 — Quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and model-derived valuations whose inputs or significant value drivers are observable

• Level 3 — Significant inputs to the valuation model are unobservable

NOTE 2 — EQUITY TRANSACTIONS

COMMON STOCK:

During the three months ended May 31, 2011, Augme completed the following common stock transactions:

Issued 855,476 common shares in connection with the exercise of options and warrants for $937,915.

Issued 166,997 common shares in connection with the cashless exercise of options.

STOCK OPTIONS:

As of May 31, 2011, there was $7,140,740 of unamortized stock option expense, which is expected to be amortized through August 2016.

The summary of activity for Augme’s stock options is presented below:

	Number of Options	Weighted Average Exercise Price

Options outstanding at February 28, 2011	13,947,533	$1.51
Granted	545,000	$3.44
Exercised	724,976	$0.98
Cancelled/Expired	104,024	$2.54
Options outstanding at May 31, 2011	13,663,533	$1.79
Options exercisable at May 31, 2011	5,675,890	$1.57

Exercise price per share of options outstanding	$0.25-3.90

Weighted average remaining contractual lives	3.99

The intrinsic value of the exercisable options at May 31, 2011 was $7,928,929

WARRANTS:

As of May 31, 2011 there was $4,362,614 of unamortized expense, which is expected to be expensed through February 2014.

The summary of activity for Augme’s warrants is presented below:

	Number of Warrants	Weighted Average Exercise Price

Warrants outstanding at February 28, 2011	10,680,981	$1.63
Exercised	182,312	$1.93
Warrants outstanding at May 31, 2011	10,498,669	$1.62
Warrants exercisable at May 31, 2011	10,725,513	$1.65

Price per share of warrants outstanding	$0.50-4.00

Weighted average remaining contractual lives	1.42

The intrinsic value of the exercisable warrants at May 31, 2011 was $14,118,110.

NOTE 3 - DISCONTINUED OPERATIONS

On December 31, 2009, the Company entered into to a binding letter of intent with World Talk Radio, LLC (“WTR”), an Arizona Limited Liability Company, regarding the disposition of certain assets and liabilities related to the Company’s Internet radio operations based in Tempe, AZ.

On February 25, 2010, the Company and WTR executed the final Asset Purchase Agreement in connection with the Binding Letter of Intent.

As consideration for the sale of the assets of the Internet radio operations, the Company will receive a perpetual royalty as a percentage of gross revenue collected by WTR, based on the following schedule:

January 1, 2010 – March 31, 2010	- 5% of Gross revenues collected

April 1, 2010 – June 30, 2010	- 10% of Gross revenues collected

July 1, 2010 – June 30, 2015	- 15% of Gross revenues collected

July 1, 2015 and after	- 5% of Gross revenues collected

Management evaluated the future royalty payments and determined the cash flows are indirect. Management then performed an evaluation under FASB ASC 205-20 and determined there was no significant continuing involvement by Augme in the operations of the disposed Internet radio component. Augme does not retain an interest and there are no existing contracts that would allow Augme to influence the operating or financial policies of the Internet radio component.

Augme will receive ongoing monthly license revenue from World Talk Radio, LLC. (“WTR”) where we will receive a percentage of WTR’s revenues into perpetuity. During the three months ended May 31, 2011, we have recognized $60,676 in revenue per this agreement.

NOTE 4 — SUBSEQUENT EVENTS

Subsequent to the first quarter ended May 31, 2011, the Company completed the following transactions:

Issued 82,222 shares for cash in connection with the exercise of options for $92,222.

The shareholders of Augme Technologies, Inc. (the “Company”) pursuant to a written consent dated June 28, 2011 approved an amendment to Article Four of the Company’s Certificate of Incorporation (the “Articles”) to increase the authorized number of shares of the Company’s common stock from 100,000,000 to 250,000,000. The Company filed the Certificate of Amendment to the Certificate of Incorporation reflecting this modification with the State of Delaware Secretary of State, Division of Corporations on June 28, 2011 (the “Amendment”). Shareholders representing 36,079,547 shares of the Company’s common stock voted in favor of approving the Amendment.

NOTE 5 — CONTINGENCIES

In the normal course of business, we may become involved in various legal proceedings.  Except as stated below, we know of no pending or threatened legal proceeding to which we are or will be a party that, if successful, might result in a material adverse change in our business, properties or financial condition.

Tacoda,Inc. In 2007, Augme filed a lawsuit against Tacoda, Inc. in the U.S. District Court, Southern District of New York, seeking damages for alleged infringement of Augme-owned U.S. Patent Nos. 6,594,691 (“Method and System for Adding Function to a Web Page”) and 7,269,636 (“Method and Code Module for Adding Function to a Web Page”). The case remains unresolved.

AOL, LLC, Time Warner, Inc., and Platform-A, Inc. On September 10, 2008, the Company filed a complaint against AOL, LLC in the U.S. District Court, Central District of California, seeking damages for alleged infringement of Augme’s trademark BOOMBOX RADIO. On January 21, 2009, Augme filed a First Amended Complaint against AOL, LLC, Time Warner, Inc. and Platform-A, Inc., for trademark infringement relating to the mark BOOMBOX RADIO, and infringement of Augme¹s U.S. Patent Nos. 6,594,691 and 7,269,636. Pursuant to a court order dated April 14, 2009, the case was transferred to the U.S. District Court, Southern District of New York, so that the case against Tacoda, Inc. and this case could be adjudicated in the same court, as both cases involve the same patents.

Yahoo!Inc. On November 16, 2009, Augme filed a Complaint against Yahoo! Inc. seeking damages for alleged infringement relating to U.S. Patent Nos. 6,594,691 and 7,269,636, which patents relate to methods and systems for delivery of selected content from a network to a web page visitor. The matter is currently pending in the United States District Court for the Northern District of California, Case No. C-09-5386 EDL. The remedies available to Augme, if successful, include an injunction prohibiting any infringing actions, an award of damages adequate to compensate Augme for the infringement, and costs of the action.

On November 12, 2010, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On December 3, 2010, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion without prejudice. On December 3, 2010, Yahoo! filed a Notice of Motion and Motion for Leave to File Amended Answer with Additional Counterclaims seeking damages for costs of defense and willful infringement and to join World Talk Radio, LLC as a Counterclaim Defendant. Augme denies that any merit exists with respect to these counterclaims and will continue to pursue the prosecution of Yahoo!'s infringement against the Company's patent claims.

On April 7, 2011, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On April 20, 2011, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion.

On April 29, 2011, Augme filed a complaint against Pandora Media, Inc., (“Pandora”) in the U.S. District Court, District of Delaware, seeking damages relating to Augme’s U.S. Patent No. 7,831,690, which patent relates to an "Appliance Metaphor For Adding Media Function To A Web Page.” On June 22, 2011, Pandora filed an answer to the complaint denying any wrongdoing.

On April 29, 2011,Augme filed a complaint against Gannett Co., Inc., (“Gannett”); Lucidmedia Networks, Inc., (“Lucidmedia”); and AOL, Inc., (“AOL”) in the U.S. District Court, Eastern District of Virginia, seeking damages relating to U.S. Patent No. 7,783,721, which patent relates to an “Method and Code Module For Adding Function to a Web Page” and U.S. Patent No. 7,831,690, which patent relates to an “Appliance Metaphor For Adding Media Function To A Web Page.” On June 24, 2011, Lucidmedia filed an answer to the complaint denying any wrongdoing and seeking counterclaims for Declaratory Judgment.

On June 24, 2011, Gannett and AOL filed an answer to the complaint denying any wrongdoing and seeking transfer of venue to another court.

NOTE 6 — CONCENTRATION OF RISK

During the quarter ended May 31, 2011, three clients accounted for approximately 29%, 16% & 10% of the Company’s revenue. In the quarter ended May 31, 2010 there were no clients that accounted for over 10% of revenues.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

THE FOLLOWING DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION AND RESULTS OF OUR OPERATIONS SHOULD BE READ IN CONJUNCTION WITH FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS INCLUDED ELSEWHERE IN THIS REPORT. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS REFLECTING OUR CURRENT EXPECTATIONS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS AND THE TIMING OF EVENTS MAY DIFFER MATERIALLY FROM THOSE CONTAINED IN THESE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE DISCUSSED UNDER RISK FACTORS INCLUDED IN OUR FORM 10-K FOR THE FISCAL YEAR ENDED FEBRUARY 28, 2011 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

OVERVIEW

Founded in 1999, we provide strategic services and mobile technology to leading consumer and healthcare brands. We were formerly known as Modavox, Inc. and changed our name to Augme Technologies, Inc. in February 2010. Augme owns the “Method and System for Adding Function to a Webpage” portfolio of patents, which cover technical processes and methods that are an indispensable component of behavioral targeting — the automatic provision of customized content to individuals based on information such as past web activity, personal preferences, geography, or demographic data. Augme’s AD LIFE™ mobile marketing technology platform allows marketers, brands, and agencies the ability to plan, create, test, deploy, and track mobile marketing programs. Through the use of consumer response tags (CRTs) such as 2D codes, UPC codes, SMS, and image recognition, AD LIFE™ facilitates consumer brand interaction and the ability to track and analyze campaign results. Using its own patented device-detection and proprietary mobile content adaptation software, AD LIFE™ solves the mobile marketing industry problem of disparate operating systems, device types, and on-screen mobile content rendering. Augme also provides business to consumer utilities including national mobile couponing solutions, strategic mobile healthcare tools, custom mobile application development, and consumer data tracking and analytics.  Augme is headquartered in New York City.

Augme Technologies, Inc.™, Augme™, AD LIFE™, AD SERVE™ and the Augme logo are trademarks of Augme Technologies, Inc.

In 2009, we initiated a comprehensive business growth strategy aimed at fully leveraging the value of our technology and patent portfolio by accelerating the advanced development of technology platforms that apply the most valuable aspects of the patents.

In an effort to support our new business strategy, and in conjunction with the repositioning of other corporate assets earlier in 2009, Augme executed an Asset Purchase Agreement, effective January 1, 2010, to dispose of certain tangible and intangible assets and certain liabilities and to transfer certain obligations related to our Internet radio services.  This transaction transferred the business operations of our Internet radio services to World Talk Radio, LLC, an Arizona based limited liability company (“WTR”) that is owned and operated by VoiceAmerica.

The disposition of the Internet radio operations resulted in a reduction in our expenses, enabling management to focus all available resources on the corporate strategy defined in 2009 that includes an expanded IP licensing structure as well as supporting the development and further commercialization of marketing driven technologies.  Furthermore, as part of the strategy to streamline operations and to create non-encumbered revenues to support growth businesses, we will receive a perpetual royalty as a percentage of gross revenue generated by WTR for as long as the new entity provides Internet radio services.

AD LIFE™ (“Augme Mobile”) is our interactive SaaS platform to provide marketers, brands and advertising agencies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile consumers through traditional print advertising channels.  AD LIFE™ continues to validate its growth plan of becoming the premier mobile marketing provider for the world’s largest consumer package goods (CPG) companies and their marketing agencies.  By integrating the AD LIFE™ platform within the marketing technology function of these formidable clients, we anticipate accelerated growth as the platform is utilized across multiple brands under a single master contract.  AD LIFE™ is experiencing significant momentum, evidenced by our success in acquiring Fortune 500 CPGs as clients and some of the most common household brands as clients.  Our websites are located at www.augmemobile.com andwww.augme.com and include a complete overview of our technology.  Information on our websites is not a part of this filing.

We provide interactive media marketing platforms that enable marketers and advertising agencies to integrate brands, promotions, video, and other digital content through the Internet and mobile communications.  Our intuitive new media marketing platforms give companies the control they need to quickly create, deploy and measure rich-media, interactive marketing campaigns across all networks and devices.  We believe our integrated, easy-to-use, end-to-end platform is the most extensive mobile marketing and advertising campaign management platform in the industry.  Campaigns built on our marketing platforms condense the customer loyalty cycle by delivering personalized brand experience to customers where they work, play and live.

Our AD LIFE™ platform enables Internet video broadcasting, Internet advertising, and mobile marketing.  AD LIFE™ provides marketers, brands, and advertising agencies the ability to create, deliver, manage, and track interactive marketing campaigns aimed at mobile consumers regardless of network, operating system, or device type.  Our products and services include: website mobilization, content rendering, mobile campaign management, ad serving, data analytics and tracking, as well as content distribution, among other services.

Currently, we generate revenue by providing mobile marketing services through our AD LIFE™ platform.  The majority of our sales are driven by individual campaign fees, which usually include various levels of recurring fees throughout each campaign’s term.  Although we generated revenues of $2,812,213 million during our fiscal year ending 2011, we believe that progress made with acquiring a marquee list of customers and developing valuable partnerships will drive significant future growth.    We are currently doing business with some of the world’s most recognizable pharmaceutical companies.  Some of our other clients include a diverse array of prominent fortune 500 companies as well.  However, even though we have expanded our list of clients, we cannot guarantee that our results during the next twelve months will meet our forecasts.

Our Solutions

Our Augme Mobile Marketing division offers AD LIFE™, an interactive SaaS platform to provide marketers, brands, and advertising agencies the ability to create, deliver, manage, and track interactive marketing campaigns targeting mobile consumers through print advertising channels.  AD LIFE™ offers the only end-to-end mobile solution that allows brands a scalable, centralized execution and reporting platform.  More importantly, AD LIFE™ solves numerous mobile complications using the only content rendering and device detection patents in the industry.  Our patents allow us to provide our clients a full suite of mobile marketing services, thus providing a flexible end-to-end mobile campaign management software system.  Our AD LIFE™ platform delivers the following benefits to our customers:

•                  Device recognition technology formats traditional digital assets into content that can be viewed on virtually any mobile device regardless of operating system or network provider;

•                  Our open architecture offers the widest variety of consumer response tags (“CRTs”) in the market today, including SMS, 2D codes, logo, and audio recognition, which allow consumers to use their mobile devices to easily and instantly access on-demand digital content;

•                  Ability to measure campaign effectiveness using data analysis gathered and processed using proprietary techniques, these key metrics and results of client campaigns including demographic and behavioral data;

•                  Integration with brands’ existing ERP and CRM systems provides the ability to optimize campaigns and fulfillment;

•                  Our software platform enables our customers to implement mobile campaigns in a short time frame, typically 10 to 20 days and is significantly more cost effective than sourcing technology;

•                  Provides brands with centralized database and access to over 120 million consumer data records.

Additionally, our platform allows our customers the ability to deliver content to any mobile network, operating system or device, regardless of how the device landscape changes.  This ensures that brands have the capacity to reach 100% of any intended marketplace for their messaging, whether through text, quality resolution code, or other means.

Our Strategies

Our strategies is to be the leading provider of mobile marketing and advertising solutions globally across multiple media types and channels.  The principal elements of our strategy are to:

•                  capitalize upon our existing patented technology to further develop new product innovations and licensing opportunities;

•                  deepen our existing and add new strategic customer relationships as our markets expand;

•                  enhance our platform by addressing technology shifts in mobile devices and computing;

•                  continue global expansion and pursue strategic partnerships and acquisitions;

•                  focus on earned versus paid media using engagement-based techniques and behavioral targeting;

•      continue to transition and proliferate into a software-as-a-service, (“SaaS”) business model.

We believe our mobile marketing solutions, together with our patents which are critical to behavioral targeting, will enable us to pioneer a new era in marketing and new media communications with Internet applications and services for targeted consumers and communities worldwide.

Critical Accounting Policies

General

Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the U.S. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The Company’s significant accounting policies are disclosed in the Company’s Annual Report on Form 10-K for the year ended February 28, 2011.  The Company has not materially changed its significant accounting policies.

Revenue Recognition Policy

The Company provides access to its AD LIFE™ mobile marketing platform and services through term license fees, support fees, and mobile marketing campaign fees.  The contracts generally include multiple elements as part of the overall service delivery and revenues are generally recognized over the term of the contract.  The Company also offers professional services related to the strategy and execution of mobile marketing campaigns.  Professional services revenue is recognized as the services are performed as these services have value on a standalone basis, do not involve unique acceptance criteria and have a fair value that can be obtained as the other services are generally sold without professional services.

Contracts may include multiple deliverables such as production and delivery of media content, hosting, fees from content retention, delivery or placement of mobile or online advertising content.  Contracts may also include multiple deliverables such as custom software creation, audio production, and delivery of online media content or hosting. Revenues from multiple delivery contracts for the production and delivery of online media content and hosting are recorded pro-rata over the term of the media content production, delivery or hosting period.

Revenues from the creation of custom software are generally a component of contracts that include hosting and/or production and delivery services. Software revenues are recorded when the software is completed and accepted by the client if the software has free standing functionality, the fee for the software is separately determinable and the Company has demonstrated its capability of completing any remaining terms under the contract. Otherwise all revenues under the multi-deliverable contracts are recorded pro rata over the term of the production and content delivery or hosting period.

Fees for producing interactive advertising content are based upon a fee for the production and hosting of the advertising content and/or a percentage of the fees paid by third party advertisers. Fees from third parties for the production and hosting of the advertising content are recorded pro rata over the related hosting period. Fees representing a percentage of the fees paid by third party advertisers for advertising on third party or company websites are recorded when the contractual criteria has been met and amounts are due from third party advertisers.

Measuring Fair Value

In September 2006, the FASB issued ASC 820 that defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  The provisions of ASC 820 were effective January 1, 2008.  The provisions delayed the effective date of ASC 820 for nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until fiscal years beginning after November 15, 2008.

As defined in ASC 820, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price).  The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique.  These inputs can be readily observable, market corroborated, or generally unobservable.  The Company classifies fair value balances based on the observation of those inputs.  ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value.  The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement).

The three levels of the fair value hierarchy defined by ASC 820 are as follows:

Level 1 — Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.  Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis.  Level 1 primarily consists of financial instruments such as exchange-traded derivatives, marketable securities and listed equities.

Level 2 — Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reported date.  Level 2 includes those financial instruments that are valued using models or other valuation methodologies.  These models are primarily industry-standard models that consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, and current market and contractual prices for the underlying instruments, as well as other relevant economic measures.  Substantially all of these assumptions are observable in the marketplace throughout the full term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.  Instruments in this category generally include non-exchange-traded derivatives such as commodity swaps, interest rate swaps, options and collars.

Level 3 — Pricing inputs include significant inputs that are generally less observable from objective sources.  These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value.

As required by ASC 820, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.  The Company’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

Results of Operations

The discussion of the results of operations compares the quarter ended May 31, 2011 with the quarter ended May 31, 2010, and is not necessarily indicative of the result which may be expected for any subsequent period.  Our prospects should be considered in light of the risks, expenses and difficulties encountered by companies in similar positions. We may not be successful in addressing these risks and difficulties.

Three Months Ended May 31, 2011 versus May 31, 2010

For the quarter ended May 31, 2011, revenues were $1,205,786 compared to $286,323 for the quarter ended May 31, 2010. The resulting increase is directly related to the added emphasis on providing mobile media and services.  Production and service delivery costs were $362,932 for the May 31, 2011 quarter compared to $233,327 for the quarter ended May 31, 2010 reflecting additional costs related to human capital in order to facilitate the delivery of our service oriented philosophy.

Selling, general, and administrative expenses were $2,979,050 for the quarter ended May 31, 2011 compared with $927,039 for the quarter ended May 31, 2010, an increase of 221%. The increased expense primarily consisted of approximately $389,404 due to outside contracting costs and approximately $1,662,607 of overall increases related to changes in support staffing and facilities related expenditures.

Non-cash stock option expenses were $1,642,233 for the quarter ended May 31, 2011 in comparison to $615,018 for the quarter ended May 31, 2010 resulting in an increase of $1,027,215.

Depreciation and amortization expense was $252,532 for the quarter ended May 31, 2011 compared with $247,459 in the quarter ended May 31, 2010. Amortization expense decreased to $168,816 for the quarter ended May 31, 2011 compared to $175,220 for the quarter ended May 31, 2010. Depreciation expense for the quarter ended May 31, 2011 increased to $83,716 compared to $72,239 for the quarter ended May 31, 2010. The total increase in depreciation and amortization relates to the increased fixed assets purchased in the second and third quarters of last year.

Interest income was $14,374 for the three months ended May 31, 2011 versus interest income of $10 for the quarter ended May 31, 2010.

During the quarter ended May 31, 2011, the Company incurred a net loss of $4,016,586 compared to a net loss of $1,736,510 in the prior year quarter. The $2,280,076 increase in the net loss is a result of increased expenses, including non-cash expenses, as described above.

Liquidity and Capital Resources

During the fiscal quarter ended May 31, 2011, we raised $937,915 of capital through the exercise of options & warrants.

As of May 31, 2011, we had cash balances of $9,902,802 and working capital surplus of $9,514,926. Due to the sustained and substantial progress in the procurement of necessary working capital required to meet operating and general corporate expenditures, we believe that we will have enough cash flow from operations and from financing sources to continue for the next twelve months. Specifically, we have had discussions with existing warrant holders and other prospective financing sources which lead us to believe that we will be able to obtain the capital necessary to not only maintain current operations, but also to develop and implement our growth strategy in our core businesses as well as ensure a vigorous effort in protecting our Intellectual Property. As discussed in our risk factors, developing and expanding our business will require significant additional capital and other expenditures.

Forward Looking Statements

This Quarterly Report on Form 10-Q and the documents incorporated herein by reference contain forward-looking statements that have been made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by management. Words such as “anticipate,” “expect,” “intend”, “plans,” “believe,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and actual actions or results may differ materially. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict, including those noted in the documents incorporated herein by reference. Particular attention should also be paid to the cautionary language appearing elsewhere in this report. We undertake no obligation to update publicly any forward-looking statements as a result of new information, future events or otherwise, unless required by law. Readers should, however, carefully review the risk factors included in other reports or documents we file from time to time with the Securities and Exchange Commission, including in our Annual Report Form 10-K for our fiscal year ended February 28, 2011.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our exposure to market risk relates primarily to our future cash needs and the effect that changes in economy reflect in the capital markets. Historically, we have had access to capital in the equity markets on an acceptable basis.  Refer to Note 4 (“Subsequent Events”) to the consolidated financial statements for a discussion of a new financing that was completed in June 2011.

As of July 12, 2011 we did not hold any derivative financial instruments for speculative or trading purposes. The primary objective of our investment activities is the preservation of principal while maximizing investment income and minimizing risk. As of May 31, 2011, we had $9,902,802 in cash and cash equivalents.

ITEM 4. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Securities Exchange Act of 1934, as amended (the “Act”) is accumulated and communicated to the issuer’s management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Our management, with the participation of our Chief Executive Officer, who is also our Chief Financial Officer, have concluded that, as of May 31, 2011, the Company’s disclosure controls and procedures are effective.

There have been no changes in our internal controls over financial reporting that occurred during the quarter ended May 31, 2011 that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II - OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

In the normal course of business, we may become involved in various legal proceedings.  Except as stated below, we know of no pending or threatened legal proceeding to which we are or will be a party that, if successful, might result in a material adverse change in our business, properties or financial condition.

During fiscal quarter ended May 31, 2011 we continued our patent enforcement actions as described below:

Tacoda,Inc. In 2007, Augme filed a lawsuit against Tacoda, Inc. in the U.S. District Court, Southern District of New York, seeking damages for alleged infringement of Augme-owned U.S. Patent Nos. 6,594,691 (“Method and System for Adding Function to a Web Page”) and 7,269,636 (“Method and Code Module for Adding Function to a Web Page”). The case remains unresolved.

AOL, LLC, Time Warner, Inc., and Platform-A, Inc. On September 10, 2008, the Company filed a complaint against AOL, LLC in the U.S. District Court, Central District of California, seeking damages for alleged infringement of Augme’s trademark BOOMBOX RADIO. On January 21, 2009, Augme filed a First Amended Complaint against AOL, LLC, Time Warner, Inc. and Platform-A, Inc., for trademark infringement relating to the mark BOOMBOX RADIO, and infringement of Augme¹s U.S. Patent Nos. 6,594,691 and 7,269,636. Pursuant to a court order dated April 14, 2009, the case was transferred to the U.S. District Court, Southern District of New York, so that the case against Tacoda, Inc. and this case could be adjudicated in the same court, as both cases involve the same patents.

Yahoo!Inc. On November 16, 2009, Augme filed a Complaint against Yahoo! Inc. seeking damages for alleged infringement relating to U.S. Patent Nos. 6,594,691 and 7,269,636, which patents relate to methods and systems for delivery of selected content from a network to a web page visitor. The matter is currently pending in the United States District Court for the Northern District of California, Case No. C-09-5386 EDL. The remedies available to Augme, if successful, include an injunction prohibiting any infringing actions, an award of damages adequate to compensate Augme for the infringement, and costs of the action.

On November 12, 2010, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On December 3, 2010, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion without prejudice. On December 3, 2010, Yahoo! filed a Notice of Motion and Motion for Leave to File Amended Answer with Additional Counterclaims seeking damages for costs of defense and willful infringement and to join World Talk Radio, LLC as a Counterclaim Defendant. Augme denies that any merit exists with respect to these counterclaims and will continue to pursue the prosecution of Yahoo!'s infringement against the Company's patent claims.

On April 7, 2011, Yahoo! filed a motion for summary judgment with the United States District Court for the Northern District of California. On April 20, 2011, an order was issued by Magistrate Judge Joseph C. Spero denying the Yahoo! motion.

On April 29, 2011, Augme filed a complaint against Pandora Media, Inc., (“Pandora”) in the U.S. District Court, District of Delaware, seeking damages relating to Augme’s U.S. Patent No. 7,831,690, which patent relates to an "Appliance Metaphor For Adding Media Function To A Web Page." On June 22, 2011, Pandora filed an answer to the complaint denying any wrongdoing.

On April 29, 2011,Augme filed a complaint against Gannett Co., Inc., (“Gannett”); Lucidmedia Networks, Inc., (“Lucidmedia”); and AOL, Inc., (“AOL”) in the U.S. District Court, Eastern District of Virginia, seeking damages relating to U.S. Patent No. 7,783,721, which patent relates to an “Method and Code Module For Adding Function to a Web Page” and U.S. Patent No. 7,831,690, which patent relates to an “Appliance Metaphor For Adding Media Function To A Web Page.” On June 24, 2011, Lucidmedia filed an answer to the complaint denying any wrongdoing and seeking counterclaims for Declaratory Judgment.

On June 24, 2011, Gannett and AOL filed an answer to the complaint denying any wrongdoing and seeking transfer of venue to another court.

Additional proceedings pending at May 31, 2011:

On December 29, 2009, two holders of the Company’s Common Stock Purchase Warrant Agreements filed a lawsuit against the Company in the United States District Court for the Central District of California. The Complaint alleges Breach of Contract, Contractual Breach of the Implied Covenant of Good Faith and Fair Dealing, Declaratory Relief, and Injunctive Relief, related to certain Common Stock Purchase Warrant Agreements. On or about March 21, 2011, the parties executed a Settlement Agreement and Mutual Release that included the issuance by the Company of 103,094 unregistered shares of common stock and 34,406 registered shares of common stock. The court dismissed the matter on June 29, 2011.

ITEM 1A. RISK FACTORS

Our business is subject to numerous risks. We caution you that the following important factors, among others, could cause our actual results to differ materially from those expressed in forward-looking statements.

We incurred a net loss from operations for the last three fiscal years.  We cannot assure you that we will ever be profitable.

We had a net loss of $4,016,586 for the first quarter ended May 31, 2011.  Also, our net loss from operations has increased for each of the last three fiscal years, from $4,910,333 to $6,574,960 to $12,478,202 for the fiscal years ending February 28, 2009, 2010 and 2011, respectively.  For the last fiscal year ended February 28, 2011, we had negative operating cash flows of $5,908,423.  Our ability to generate positive cash flows from operations and net income is dependent, among other things, on the acceptance of our products in the marketplace, market conditions, cost control, and our ability to raise capital on acceptable terms.  The financial statements included elsewhere in this report do not include any adjustments that might result from the outcome of these uncertainties.  Furthermore, developing and expanding our business will require significant additional capital and other expenditures.  Accordingly, if we are not able to increase our revenue, then we may never achieve or sustain profitability.

Even though we recently completed a $9 million financing, we are likely to need additional financing from time-to-time in order to continue our operations.  Financing may not be available to us when we need it.

Although we recently completed a $9 million financing, we anticipate that, in the future, we may need additional financing to continue our operations.  Financing may not be available to us on commercially reasonable terms, if at all, when we need it.  There is no assurance that we will be successful in raising additional capital or that the proceeds of any future financings will be sufficient to meet our future capital needs.

Impairment in the carrying value of goodwill or other assets could negatively affect our results of operations and net worth.

Pursuant to accounting principles generally accepted in the United States, we are required to annually assess our goodwill, intangibles and other long-lived assets to determine if they are impaired. In addition, interim reviews must be performed whenever events or changes in circumstances indicate that impairment may have occurred. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the goodwill or other intangible assets and the implied fair value of the goodwill or other intangible assets in the period the determination is made. Disruptions to our business, end market conditions and protracted economic weakness, unexpected significant declines in operating results, divestitures and market capitalization declines may result in additional charges for goodwill and other asset impairments. We have significant intangible assets, including goodwill with an indefinite life, which are susceptible to valuation adjustments as a result of changes in such factors and conditions. We assess the potential impairment of goodwill and indefinite lived intangible assets on an annual basis, as well as when interim events or changes in circumstances indicate that the carrying value may not be recoverable. We assess definite lived intangible assets when events or changes in circumstances indicate that the carrying value may not be recoverable.

Our 2011 and 2010 annual impairment testing indicated no impairment of our goodwill or intangible assets.  Although our analysis regarding the fair values of the goodwill and indefinite lived intangible assets indicates that they exceed their respective carrying values, materially different assumptions regarding the future performance of our businesses or significant declines in our stock price could result in goodwill impairment losses. Specifically, an unanticipated deterioration in revenues and gross margins generated by our Ad Life mobile marketing business segment could trigger future impairment in that segment.  We also evaluate other assets on our balance sheet whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Materially different assumptions regarding the future performance of our businesses could result in significant asset impairment losses.

The trading price of our common stock is subject to wide fluctuations.  We are also subject to the “penny stock rules”.  Both of these factors make any investment in our securities risky.

The trading price of our common stock is, and it may continue to be, subject to wide fluctuations in response to business or other factors, many of which are beyond our control.  As long as the trading price of our common shares is below $5 per share, the trading of our common shares will be subject to the “penny stock” rules.  Both of these factors make any investment in our securities risky.

We had management changes beginning in June 2010.  We cannot assure you that our new management has the ability to function as a team.

In June 2010 our Chief Executive Officer was replaced and since that date other officers and directors have resigned or been replaced.  There can be no assurance that our new management team will function together successfully to implement our business strategy.  Our performance is dependent on the services of our management as well as on our ability to recruit, retain and motivate other key employees in the fields of engineering, marketing and finance.

Future advertising and competition in the mobile device market may render our technology obsolete.  If that were to happen, it would have a material, adverse effect on our business and results of operations.

Newer technology may render our technology obsolete which would have a material, adverse effect on our business and results of operations.  We may also be required to collaborate with third parties to develop our products and may not be able to do so on a timely and cost-effective basis, if at all.

Information technology, network and data security risks could harm our business.

Our business faces security risks.  Our failure to adequately address these risks could have an adverse effect on our business and reputation.  Computer viruses, break-ins, or other security problems could lead to misappropriation of proprietary information and interruptions, delays, or cessation in service to our customers.

We rely on third parties to provide services to us.  If we were to lose the services of these providers, we may not be able to find other providers who are as cost effective.  This could harm our business and our results of operations.

We rely on certain technology services provided to us by third parties, and there can be no assurance that these third party service providers will be available to us in the future on acceptable commercial terms or at all.  If we were to lose one or more of these service providers, we may not be able to replace them in a cost effective manner, or at all.  This could harm our business and our results of operations.

We must invest in technological innovation in order to stay competitive.  If we fail to make investments in technological innovations, our business and results of operations could be adversely affected.

If we fail to invest sufficiently in research and product development, then our products could become less attractive to potential customers, which could have a material adverse effect on our results of operations and financial condition.

New laws or regulations could adversely affect our business and results of operations.

A number of laws and regulations may be adopted with respect to the Internet or other mobile phone services covering issues such as user privacy, “indecent” materials, freedom of expression, pricing, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Adoption of any such laws or regulations might impact our ability to deliver increasing levels of technological innovation and will likely add to the cost of making our products, which would adversely affect our results of operations.

Risks Relating to Ownership of Our Securities

Our common stock is considered a “penny stock”.  The application of the “penny stock” rules to our common stock could limit the trading and liquidity of our common stock, adversely affect the market price of our common stock and increase the transaction costs to sell those shares.

Our common stock is a “low-priced” security or “penny stock” under rules promulgated under the Securities Exchange Act of 1934, as amended.  In accordance with these rules, broker-dealers participating in transactions in low-priced securities must first deliver a risk disclosure document which describes the risks associated with such stocks, the broker-dealer’s duties in selling the stock, the customer’s rights and remedies and certain market and other information.  Furthermore, the broker-dealer must make a suitability determination approving the customer for low-priced stock transactions based on the customer’s financial situation, investment experience and objectives.  Broker-dealers must also disclose these restrictions in writing to the customer, obtain specific written consent from the customer, and provide monthly account statements to the customer.  The effect of these restrictions will likely decrease the willingness of broker-dealers to make a market in our common stock, will decrease liquidity of our common stock and will increase transaction costs for sales and purchases of our common stock as compared to other securities.

The stock market in general has experienced volatility that often has been unrelated to the operating performance of companies.  These broad fluctuations may be the result of unscrupulous practices that may adversely affect the price of our stock, regardless of our operating performance.

Stockholders should be aware that, according to SEC Release No. 34-29093 dated April 17, 1991, the market for penny stocks has suffered from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  The occurrence of these patterns or practices could increase the volatility of our share price.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.  Investors seeking cash dividends should not purchase our common stock.

We currently intend to retain any future earnings to support the development of our business and do not anticipate paying cash dividends in the foreseeable future.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time.  In addition, our ability to pay dividends on our common stock may be limited by Delaware state law.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.

Limitations on director and officer liability and our indemnification of officers and directors may discourage stockholders from bringing suit against a director.

Article Eight of our Certificate of Incorporation states that our directors shall not be personally liable to us or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of the Delaware General Corporation Law or shall be liable because the director (1) shall have breached his duty of loyalty to us or our stockholders, (2) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, or (3) shall have derived an improper personal benefit.  Article Eight further states that the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as amended.  These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

The Over-the-Counter Bulletin Board is a quotation system, not an issuer listing service, market or exchange.  Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange.  As a result, it may be difficult for you to sell your common stock or you may not be able to sell your common stock for an optimum trading price.

The Over the Counter Bulletin Board (the “OTCBB”) is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.  Because trades and quotations on the OTCBB involve a manual process, the market information for such securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmations may be delayed significantly.  Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTCBB, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information.  Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTCBB at the time of the order entry.  Orders for OTCBB securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTCBB.  Due to the manual order processing involved in handling OTCBB trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order.  Consequently, one may not be able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTCBB if the common stock or other security must be sold immediately.  Further, purchasers of securities may incur an immediate “paper” loss due to the price spread.  Moreover, dealers trading on the OTCBB may not have a bid price for securities bought and sold through the OTCBB.  Due to the foregoing, demand for securities that are traded through the OTCBB may be decreased or eliminated.

We expect volatility in the price of our common stock, which may subject us to securities litigation resulting in substantial costs and liabilities and diverting management’s attention and resources.

The market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be a target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention from our day-to-day operations and consume resources, such as cash.

Our operating results may fluctuate as a result of a number of factors, many of which are outside of our control. The following factors may affect our operating results:

•                  Our ability to compete effectively.

•                  Our ability to continue to attract clients.

•                  Our ability to attract revenue from advertisers and sponsors.

•                  The amount and timing of operating costs and capital expenditures related to the maintenance and expansion of our business, operations and infrastructure.

•                  General economic conditions and those economic conditions specific to the internet and internet advertising.

•                  Our ability to keep our web sites operational at a reasonable cost and without service interruptions.

•                  The success of our product expansion.

•                  Our ability to attract, motivate and retain top-quality employees.

Our stock price is volatile, and you may not be able to resell your shares at or above the price you paid.

The trading price of our common stock is highly volatile and subject to wide fluctuations in price in response to various factors, some of which are beyond our control. These factors include:

•                  Quarterly variations in our results of operations.

•                  Changes in estimates of our financial results

•                  Investors’ general perception of us

•                  Disruption to our operations.

•                  The emergence of new sales channels in which we are unable to compete effectively.

•                  Commencement of, or our involvement in, litigation.

•                  Any major change in our board or management.

•                  Changes in governmental regulations or in the status of our regulatory approvals.

In addition, the stock market in general, and the market for technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our actual operating performance.

Also, our common stock trades on the OTC Bulletin Board Trading System. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system.

Further, the trading volume in our stock is very limited, which causes high price volatility. In addition, because of the limited volume of trading, the last quoted sales price may not represent a price at which you could sell a significant number of shares, and any sustained selling of shares may dramatically reduce the price of the shares. As a result, you may not be able to resell your shares at a favorable price, or at all.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES

On March 8, 2011 an accredited investor exercised a warrant for the purchase of 28,000 shares of the Company’s common stock. The exercise price was $0.25 per share. The offering was exempt from registration in accordance with Section 4(2) of the Securities Act of 1933.

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4. REMOVED AND RESERVED

None.

ITEM 5. OTHER INFORMATION

None.

ITEM 6. EXHIBITS

Exhibit Number	Document

3.1	Certificate of Incorporation, as amended (Filed on July 9, 2010 as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended May 31, 2010 and incorporated herein by reference)

3.1.1	Certificate of amendment to Certificate of incorporation (Filed on July 1, 2011 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference)

3.2	Bylaws, as amended (Filed on April 28, 2006 as an exhibit to our Current Report on Form 8-K, and incorporated herein by reference.)

31.1	Rule 13a-14(a) / 15d-14(a) Certification of Chief Executive Officer (filed herewith)

31.2	Rule 13a-14(a) / 15d-14(a) Certification of Chief Financial Officer (filed herewith)

32.1	Section 1350 Certification of Chief Executive Officer and Chief Financial Officer (filed herewith)

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AUGME TECHNOLOGIES, INC.
(Registrant)

Date: July 12, 2011	By:	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer

Exhibit 31.1

CERTIFICATION

I, Paul R. Arena, certify that:

1.                           I have reviewed this quarterly report on Form 10-Q of Augme Technologies, Inc.;

2.                           Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                           Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                           The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15-d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)                           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)                          Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principals;

c)                           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)                          Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                           The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)                           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)                          Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: July 12, 2011	/s/ Paul R. Arena
Paul R. Arena
Chief Executive Officer (Principal Executive Officer)

Exhibit 31.2

CERTIFICATION

I, Paul R. Arena, certify that:

1.                           I have reviewed this quarterly report on Form 10-Q of Augme Technologies, Inc.;

2.                           Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.                           Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.                           The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15-d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a)                           Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)                          Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principals;

c)                           Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d)                          Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.                           The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

a)                           All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b)                          Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date:	July 12, 2011	/s/ Paul R. Arena
Paul R. Arena
Chief Financial Officer (Principal Financial and Accounting Officer)

Exhibit 32.1

CERTIFICATION

In connection with the periodic report of Augme Technologies, Inc. (the “Company”) on Form 10-Q for the quarter ending May 31, 2011 as filed with the Securities and Exchange Commission (the “Report”), I, Paul R. Arena, Chief Executive Officer (Principal Executive Officer) and Chief Financial Officer (Principal Financial and Accounting Officer) of the Company, hereby certify as of the date hereof, solely for purposes of Title 18, Chapter 63, Section 1350 of the United States Code, that to the best of my knowledge:

(1)                                 The Report fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and

(2)                                 The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company at the dates and for the periods indicated.

Date:	July 12, 2011	/s/ Paul R. Arena
Paul R. Arena
Chief Executive and Financial Officer (Principal Executive and Financial and Accounting Officer)